UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
May 24, 2011 (May 18, 2011)

SHARPS COMPLIANCE CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Commission File No. 001-34269

Delaware	74-2657168
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9220 Kirby Drive, Suite 500, Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c). Appointment of Certain Officers.

On May 24, 2011, the Company announced that it promoted Gregory C. Davis to Vice President of Operations. Mr. Davis has been with the Company for over 7 years and was appointed Director of IT in March 2007. Prior to his time at Sharps, Mr. Davis was founder of an information technology company and previous to that held various positions in the information technology industry.

 A copy of the press release issued by the Company regarding the above appointment is attached hereto as Exhibit 99.1.

Mr. Davis executed a letter agreement with the Company, pursuant to which he agreed to serve as the Vice President of Operations of the Company effective on May 18, 2011. The offer letter provides that Mr. Davis will receive an annual base salary of $170,000 (payable at the bi-weekly rate of $6,538.46).  In connection with the promotion, Mr. Davis received an option to purchase 35,000 shares of the Company's common stock under the Sharps Compliance Corp. 2010 Stock Plan. The option has a seven (7) year term and vests at the rate of 33.3% per year (at each of the first three anniversary dates). The exercise price of the option is the closing price on the date of the grant (i.e., May 18, 2011).

Item 5.02(e). Compensatory Arrangements of Certain Officers.

The information set forth in Item 5.02(c) above regarding the compensation arrangements are hereby incorporated by reference.

Item 5.02(b). Departure of Directors or Certain Officers.

On May 24, 2011, the Company announced Ramsey E. Hashem, the former Chief Operating Officer, has departed the Company to pursue other opportunities.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between Sharps Compliance, Inc. and Gregory C. Davis effective May 18, 2011.
99.1	Press Release Sharps Compliance Announces Management Changes dated May 24, 2011.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHARPS COMPLIANCE CORP.
By: /s/ Diana P. Diaz
Dated: May 24, 2011	Vice President and Chief Financial Officer